Exhibit 99.1

TMSR Holding Regains Compliance With NASDAQ Bid Price Requirement

WUHAN, China, January 10, 2020 /PRNewswire/ -- TMSR Holding Company Limited (the “Company”) (NASDAQ: TMSR), a holding company with its subsidiaries engaging in the sales of solid waste recycling and comprehensive utilization equipment, the wholesales and sale of fuel matercials, and production and sales of coating materials, today announced that it received written notice from Nasdaq Listing Qualifications Staff of The NASDAQ Stock Market LLC (“Nasdaq”) on January 9, 2020, stating that its minimum bid price deficiency has been cured, it is in compliance with the applicable listing standard and the matter is now closed.

The Company had previously been notified by Nasdaq on October 15, 2019 that it was not in compliance with the minimum bid price rule because its common stock failed to maintain a minimum bid price of $1.00 for 30 consecutive business days. In order to regain compliance with Listing Rule 5550(a)(2), the Company was required to maintain a minimum closing bid price of $1.00 or more for at least 10 consecutive trading datys.

About TMSR Holding Company Limited

Founded in 2009, TMSR Holding Company Limited engages in the research, development, and sale of an array of solid waste recycling systems for the mining and industrial sectors, the wholesales and sale of fuel matercials, harbor cargo handling services and production and sales of coating materials in the PRC. It provides end users in these markets with a clean alternative to traditional waste disposal by significantly reducing solid waste discharge into the environment and enabling such users to extract value from valuable metals and other industrial waste materials. For more information about TMSR, please visit www.tmsrholding.com.

Safe Harbor Statements

This press release contains “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995, including certain plans, expectations, goals, and projections, which are subject to numerous assumptions, risks, and uncertainties. These forward-looking statements may include, but are not limited to, statements containing words such as “may,” “could,” “would,” “plan,” “anticipate,” “believe,” “estimate,” “predict,” “potential,” “expects,” “intends”, “future” and “guidance” or similar expressions. These forward-looking statements speak only as of the date of this press release and are subject to change at any time. These forward-looking statements are based upon management’s current expectations and are subject to a number of risks, uncertainties and contingencies, many of which are beyond the Company’s control that may cause actual results, levels of activity, performance or achievements to differ materially from any future results, levels of activity, performance or achievements expressed or implied by such forward-looking statements. The Company’s actual results could differ materially from those contained in the forward-looking statements due to a number of factors, including those described under the heading “Risk Factors” in the Company’s public filings with the Securities and Exchange Commission, including the Company’s annual report on 10-K. The Company undertakes no obligation to update or revise any forward-looking statements, whether as a result of new information, future events or otherwise, except as required under applicable law.

For more information, please contact:

Mr.Mingyue Cai

Director of Investor Relations

TMSR Holding Company Limited

Tel: +86-21-3258 3578

Email: Jackc@tmsrholding.com